SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest	Commission File Number 000-26076
event reported) September 7, 2005

SINCLAIR BROADCAST GROUP, INC.

(Exact name of registrant)

Maryland	52-1494660
(State of organization)	(I.R.S. Employer Identification Number)

10706 Beaver Dam Road

Cockeysville, MD  21030

(Address of principal executive offices and zip code)

(410) 568-1500

(Registrant’s telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On August 2, 2005, each of Lawrence E. McCanna, Daniel C. Keith, Martin R. Leader, Basil A. Thomas and Robert E. Smith, who are Sinclair Broadcast Group, Inc.’s (the “Company”) non-employee directors, received a grant of 2,000 shares of restricted stock pursuant to the Company’s 1996 Long-Term Incentive Plan as part of their compensation with regard to services in the prior calendar year.  The restricted stock was to vest 25% on August 2, 2006, 25% on August 2, 2007 and 50% on August 2, 2008.  The action on August 2, 2005 also provided for the non-employee directors to receive 2,000 shares of restricted stock on each following annual meeting.

On September 7, 2005, the Company’s Compensation Committee, at the request of the Board of Directors of the Company, approved the waiver of the vesting conditions of the restricted stock grants for the non-employee directors.  As a result of such waiver, as of September 7, 2005, the restricted shares granted on August 2, 2005, no longer have restrictions based on future service.  (The Company indicated in its Form 8-K with respect to the August 2, 2005 action that it would be filing a form of agreement for the restricted stock with its Form 10-Q for the quarter ending September 30, 2005.  In light of the waiver of the conditions, no agreement is necessary and none will be filed.)  In addition, the Compensation Committee, at the Board’s request, provided for the grant of 2,000 shares of Company common stock to the non-employee directors, without vesting restrictions, in future years as of the annual meeting dates in lieu of the 2,000 shares of restricted stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SINCLAIR BROADCAST GROUP, INC.

	By:	/s/ David R. Bochenek
	Name:	David R. Bochenek
	Title:	Vice President / Chief Accounting Officer

Dated: September 13, 2005